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                                                                    EXHIBIT 10.2





                            SUMMARY PLAN DESCRIPTION

                                     FOR THE

                         UNIQUE CASUAL RESTAURANTS, INC.

                            1997 STOCK PURCHASE PLAN









                                    July 1997





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                            SUMMARY PLAN DESCRIPTION

        The purpose of this Summary Plan Description is to summarize the provisions of the Unique Casual Restaurants, Inc. 1997 Stock Purchase Plan (the "Plan"). This document contains important information and you should take the time to read it thoroughly. If you have any questions after you have read it, please contact the Company's Compensation Manager, Craig Kams, at
(508) 774-6606. You should keep a copy of this Summary Plan Description to answer questions you may have in the future.

        This Summary Plan Description is provided for your convenience and is not intended to explain every detail of the Plan. In the event the Summary Plan Description conflicts with the Plan, the Plan will control. All employees are encouraged to review the more comprehensive Plan Information Statement distributed with this summary.

INTRODUCTION

        Unique Casual Restaurants, Inc. (the "Company") has adopted the Unique Casual Restaurants, Inc. 1997 Stock Purchase Plan (the "Plan") for the purpose of providing eligible employees of the Company and its designated subsidiaries with an opportunity to purchase shares of common stock of the Company ("Shares" or "Common Stock") through payroll deduction.

        It is important to understand that prices of the Shares can fluctuate. If the Company experiences growth in profitability, which we are all working toward, then the Shares may increase in value. However, there can be various factors that can affect the value of the Shares and a decline in value is always possible. As with any stock, the value of the Shares can go up





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or down depending on market conditions. Participation in the Plan is completely voluntary, and only you can decide for yourself if it is right for you.

QUESTIONS AND ANSWERS

WHO IS ELIGIBLE TO PARTICIPATE IN THE PLAN?

        As an employee of the Company or a Designated Subsidiary (as defined in the Plan), you are eligible to participate in the Plan on a voluntary basis if you are a full-time employee on the first day of any plan contribution period. For this purpose, you are considered full-time if you are regularly scheduled to work more than 20 hours a week.

WHEN DOES THE PLAN BEGIN?

        The Plan will begin on the first business day following the closing of the tender offer by Compass Holdings, Inc., a Delaware corporation and wholly owned subsidiary of Compass Group PLC, for all of the outstanding shares of common stock of DAKA International, Inc. or July 1, 1997, whichever is later.

WHAT IS A CONTRIBUTION PERIOD?

        A "contribution period" is a period during which you can set aside funds through payroll deduction towards the purchase of Shares on the last day of the period. The first contribution period will begin on the date determined in accordance with the answer to the foregoing question and will end on September 30, 1997. Thereafter, contribution periods generally will begin on the first business day occurring on or after each October 1, January 1, April 1 and July 1 and end on



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the last business day occurring on or before the following December 31, March
31, June 30 and September 30, respectively. The Company, however, may establish different contribution periods.

HOW DO I JOIN THE PLAN?

        If you satisfy the eligibility requirements discussed above and want to join the Plan, you should submit an enrollment form to the Compensation Department at corporate headquarters specifying the percentage of your base compensation you want deducted from your paycheck each pay period. The amount you elect to contribute will be recorded in a separate bookkeeping account for you for the purpose of purchasing Shares at the end of each contribution period. Your completed form must be received at least 15 business days before the first day of the contribution period in which you wish to participate unless a different deadline has been established for that period.

HOW DO I PURCHASE SHARES?

        On the first day of each contribution period, the Company will grant to each participant an option to purchase Shares at the Option Price for that contribution period. The Option Price will be a predetermined percentage (between 85% and 100%) of the closing price of the Common Stock on the Nasdaq National Market on the first or last day of the contribution period, whichever price is less. For the initial contribution period, the applicable percentage is 85%. If you continue to be employed on the last day of the contribution period, the amount of your payroll deductions will be used to purchase whole Shares at the Option Price directly from the Company, up to the



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maximum number covered by your option. The maximum number of Shares which you may purchase in the initial contribution period is 1,000 Shares. In subsequent contribution periods, the maximum will generally be 1,000 Shares, although the Company may establish a different maximum. At the end of each contribution period, any unused payroll deductions remaining solely by reason of your inability to purchase a fractional share will be carried forward to the next contribution period. Any other unused payroll deductions will be promptly refunded to you.

Example A:
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        John Jones joins the Plan on July 1, 1998. Let's assume that the closing price of the Shares on July 1, 1998 is $10. John is granted an Option to buy a maximum of 1,000 Shares. John elects to contribute 10% of his base compensation. John earns $10,000 during the three-month period and on September 30, 1998 has $1,000 in his account. On that day, the closing price of the Shares is $12. The Option Price for this contribution period is to be 90% of the closing price on July 1 or September 30, whichever is less. Therefore, the Option Price is $9. On September 30, 1998, John will purchase 111 Shares for $999. The balance in his account of $1, which represents the value of a fractional share, will be carried forward to the next contribution period.

Example B:
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        Let's use the same facts as in Example A. However, let's assume the closing price of the Shares on September 30, 1998 is $8. The Option Price therefore becomes $7.20 (i.e., $8 X .90). On September 30, 1998, John will purchase 138 Shares for $993.60. The balance in his account of $6.40, which represents the value of a fractional share, will be carried forward to the next contribution period.




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IS THERE A MAXIMUM OR MINIMUM INVESTMENT REQUIRED IN ORDER TO PARTICIPATE IN THE
PLAN?

        You may authorize payroll deductions up to a maximum of 50% of your base compensation for each pay period in the contribution period. The minimum deduction is $10 per week. You may select any whole percentage such that your payroll deduction is at least $10 per week, but not more than 50% of your compensation for the pay period.

CAN I CHANGE THE PERCENTAGE OF MY PAYROLL DEDUCTION?

        During the contribution period, you may not increase your payroll deduction. You generally may not decrease your payroll deduction during a contribution period, but you may terminate your payroll deduction for the remainder of the contribution period, either with or without withdrawing from the Plan (as described below). To terminate your payroll deduction without withdrawing from the Plan, you must submit written notice at least 15 business days before the payroll date on which the change becomes effective (or by such other deadline as may be established). You may either increase or decrease your payroll deduction for the next contribution period (within the above limits) by filing a new enrollment form at least 15 business days before the first day of the next contribution period (or by such other deadline as may be established). If you have terminated your payroll deduction during a contribution period, you must submit a new enrollment form in order to participate in a subsequent contribution period. All forms must be submitted to the Compensation Department at corporate headquarters. Unless you file a new form, your payroll deduction will continue at the same percentage of total cash compensation for as long as the Plan remains in effect.




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CAN I WITHDRAW FROM THE PLAN?

        You can discontinue your payroll deductions and decide not to purchase any Shares by submitting a written notice of withdrawal to the Compensation Department at corporate headquarters at least 15 business days before the last day of a contribution period (or by such other deadline as may be established). Upon withdrawal, your enrollment will be canceled; no further payroll deductions will be made, and no Shares will be purchased on your behalf. The entire balance of your contributions will be refunded to you after the contribution period ends. To re-enter the Plan, you must submit a new enrollment form at least 15 business days before the next contribution period in which you wish to participate (or by such other deadline as may be established). If your notice of withdrawal is received after the deadline for a given contribution period but before the first day of the next contribution period, your withdrawal will be effective on the first day of the next contribution period.

WHAT IF I WISH TO DO A PARTIAL WITHDRAWAL?

        The Plan does not permit partial withdrawal of your contributions.

IS THERE ANY INTEREST CREDITED TO MY CONTRIBUTIONS DURING THE CONTRIBUTION
PERIOD?

        No interest is credited to your contributions during the contribution period.

WHAT HAPPENS IF I LEAVE THE COMPANY?

        Your rights to purchase shares under the Plan will terminate when you cease to be an employee of the Company or a Designated Subsidiary because of retirement, resignation, lay-off,



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discharge, transfer to a subsidiary other than a Designated Subsidiary, death, change of status, or for any other reason. All payroll deductions not used to purchase Shares on or before the date of your termination will be promptly refunded to you.

MAY I TRANSFER OR ASSIGN MY RIGHTS UNDER THE PLAN?

        No. Any option granted to you may only be exercised by you. Shares will automatically be issued in your name, unless you specify on the enrollment form that Shares are to be issued in your name and in the name of another person of legal age as joint tenants with rights of survivorship. You may also designate a beneficiary to receive your account balance if you die.

HOW WILL I KNOW THE AMOUNT CREDITED TO MY ACCOUNT AND THE NUMBER OF SHARES PURCHASED ON MY BEHALF?

        The Company will maintain a separate bookkeeping account for each participant. As soon as practicable after the end of each contribution period, the Company will issue to each participant a statement showing the total amount of payroll deductions of that participant during the contribution period and the total number of Shares purchased under the Plan by that participant at the end of the contribution period. A stock certificate will also be issued upon request to each participant who purchases Shares through the Plan; a fee will be charged for the issuance of a stock certificate.

ARE MY PAYROLL DEDUCTIONS MADE ON A PRE-TAX BASIS?

        No. Your payroll deductions are made on an after-tax basis. The Company will withhold



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taxes with respect to such amounts.

WHEN CAN I SELL THE SHARES?

        You can generally sell the Shares at any time after your purchase, subject to the Company's general policy regarding trading by employees in its securities. The federal securities laws, however, prohibit trading by any person, including any employee, who has material non-public information about the Company.

        In all cases, if you sell any Shares within two years of the first day of the contribution period in which you purchased such Shares (the "two-year holding period"), you must notify the Company of the sale.

WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO ME IF I SELL THE SHARES?

        The following summary applies only to U.S. employees who are not subject to any foreign tax laws and describes the tax laws as in effect in July 1997. It describes only the basic tax rules applicable to employees who sell their Shares. The tax laws are subject to change and, in any event, special rules may apply in particular situations.

        The federal income tax consequences vary depending upon whether you sell the Shares during the two-year holding period or after such period.

        If you sell the Shares after the two-year holding period, no taxable income results if the proceeds of the sale are equal to or less than the price you paid for the Shares. If the sale proceeds are higher than your purchase price, you will recognize ordinary income in an amount equal to the lesser of
(i) the excess of the sales proceeds over your actual purchase price, and (ii) the excess of the fair market value of the Shares on the date of the option grant (i.e., the first day of the



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contribution period) over the initial purchase price, determined solely by reference to the closing price of the Shares on the date of the option grant.

        If you sell the Shares during the two-year holding period, you will recognize ordinary income in an amount equal to the excess of the closing price of the Shares on the date of purchase (i.e., the last day of the contribution period) over the amount you paid for the Shares. This amount is reportable as ordinary income, even if no profit was realized on the sale or the Shares were sold at a loss.

        In either case, you may also recognize a capital gain or loss in an amount equal to the difference between the sales proceeds and your basis in the Shares (i.e., your original cost plus the amount taxed to you as ordinary income). The capital gain or loss will be either short-term or long-term, depending on whether you held the Shares for more than a year. Example A:

        On July 1, 1998, John Jones receives an option to buy a maximum of 1,000 Shares. Let's assume that the closing price of the Shares on that date is $10. On September 30, 1998, John purchases 111 Shares for $999, at the option price of $9. On that date, the closing price of the Shares is $12.

        Sale after the two-year holding period
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        On July 2, 2000, John Jones sells the 111 Shares for $14 per Share, for a total of $1,554. John is required to report $111 [i.e., 111 X ($10 - $9)] as ordinary income and $444 [i.e., $1,554 - ($999 + $111)] as long-term capital gain.



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        Sale during the two-year holding period
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        If John sells the Shares before July 2, 2000 for $14 per Share, he is required to report $333 [i.e., 111 X ($12 - $9)] as ordinary income and $222 [i.e., $1,554 - ($999 + $333)] as either short-term capital gain (if the sale is before October 1, 1999) or long-term capital gain (if the sale is after September 30, 1999). Example B:

        Let's use the same facts as in Example A, but let's assume that John sells the Shares at a loss.

        Sale after the two-year holding period
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        On July 2, 2000, John Jones sells the 111 Shares for $7 per Share, for a total of $777. John has no ordinary income and reports $222 (i.e., $999 - $777) as long-term capital loss.

        Sale during the two-year holding period
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        If John sells the Shares before July 2, 2000 for $7 per Share, he is required to report $333 [i.e., 111 X ($12 - $9)] as ordinary income and $555 [i.e., ($999 + $333) - $777] as either short-term or long-term capital loss.

WHO WILL ADMINISTER THE PLAN?

        The Company's Senior Vice President and General Counsel, Charles W. Redepenning, Jr., will administer the Plan. For more information about the Plan, call Craig Kams at (508) 774-6606.




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